redefining / standards

PRESS RELEASE

For Immediate Release
May 20, 2010

AXA Financial Elects Two New Directors to Company Boards

NEW YORK – AXA Financial, Inc. has announced that Danny L. "Dan" Hale and Richard C. Vaughan have been elected to the Boards of Directors of AXA Financial, AXA Equitable Life Insurance Company, MONY Life Insurance Company and MONY Life Insurance Company of America. The elections were effective yesterday.

"Messrs. Hale and Vaughan have distinguished track records that include many achievements inside and outside of the financial services industry," said Christopher M. "Kip" Condron, president and CEO of AXA Financial. "We look forward to their valuable insights and contributions, and we are extremely delighted to welcome them to our boards."

Danny L. Hale

Mr. Hale most recently retired from his position as senior vice president and chief financial officer of The Allstate Corporation. He joined the company in 2003 as a member of the senior management team, and he also served as a director of the Allstate Life Insurance Company.

Other notable positions Mr. Hale has held in his professional career include senior vice president and general manager with GE Capital Corporation; president of Chase Manhattan Leasing Company; chief financial officer of USF&G; and executive vice president and chief financial officer of the Promus Hotel Corporation. Mr. Hale holds a bachelor's degree in economics from Yale University.

Richard C. Vaughan

Mr. Vaughan most recently retired from his position as executive vice president and chief financial officer of Lincoln Financial Group. He joined the company in 1990 as senior vice president and chief financial officer of the Lincoln National Employee Benefits division.

Other notable positions Mr. Vaughan has held in his professional career include vice president of Public Offerings and Insurance Accounting at EQUICOR and partner at KPMG Peat Marwick in St. Louis. Mr. Vaughan is also a certified public accountant, and he holds a bachelor's degree in accounting from the University of Missouri.

About AXA Financial, Inc.

AXA Financial is one of the premier organizations in financial protection strategies and wealth management. Affiliated companies include AXA Equitable Life Insurance Company, AXA Advisors, LLC, AllianceBernstein, L.P., AXA Distributors, LLC and The MONY family of companies. AXA Financial is a part of the global AXA Group, a worldwide leader in financial protection strategies and wealth management. For more information, visit www.axa-equitable.com.

Media Contact

Michael Arcaro, 212-314-2030
michael.arcaro@axa-equitable.com

Jo Ann Tizzano, 212-314-2979
joann.m.tizzano@axa-equitable.com